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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                   SCHEDULE TO
                                  (RULE 13e-4)
        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                ----------------

                          RUSS BERRIE AND COMPANY, INC.
              (NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON)

   VARIOUS CLASSES OF OPTIONS TO PURCHASE COMMON STOCK, STATED VALUE $0.10 PER
                                      SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    782233100
                (CUSIP NUMBER OF COMMON STOCK UNDERLYING OPTIONS)

                                 ANGELICA BERRIE
                             CHIEF EXECUTIVE OFFICER
                          RUSS BERRIE AND COMPANY, INC.
                                 111 BAUER DRIVE
                            OAKLAND, NEW JERSEY 07436
                                 (201) 337-9000
       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
           NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)

                                ----------------

                                 WITH COPIES TO:

                               ARNOLD BLOOM. ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                          RUSS BERRIE AND COMPANY, INC.
                                 111 BAUER DRIVE
                            OAKLAND, NEW JERSEY 07436
                                 (201) 405-7373

                                       and

                                KAYE SCHOLER LLP
                                 425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                       ATTENTION: JOEL I. GREENBERG, ESQ.
                                 (212) 836-8000

                                ----------------

                            CALCULATION OF FILING FEE

  TRANSACTION VALUATION*                               AMOUNT OF FILING FEE
  ----------------------                               --------------------
      $976,127.25                                              $123.68

* Calculated solely for purposes of determining the filing fee. This amount assumes the purchase of all options to purchase common stock of Russ Berrie and Company, Inc. issued pursuant to stock option plans outstanding on May 25, 2004, for a maximum aggregate purchase price of $976,127.25. The amount of the filing fee equals .01267% of the value of the transaction.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:    Not applicable.   Filing Party:  Not applicable.
     Form or Registration No.:  Not applicable.   Date Filed:    Not applicable.

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[ ]  Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

[ ] Check the appropriate boxes below to designate any transactions to which the statement relates:

     [ ]  third-party tender offer subject to Rule 14d-1.

     [X]  issuer tender offer subject to Rule 13e-4.

     [ ]  going private transaction subject to Rule 13e-3.

     [ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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ITEM 1. SUMMARY TERM SHEET

The information set forth under Summary Term Sheet in the Offer to Purchase Specified Options, dated May 28, 2004 and attached hereto as Exhibit (a)(1)(i) is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION

(a) The name of the issuer is Russ Berrie and Company, Inc., a New Jersey corporation (the "Company"), and the address of its principal executive office is 111 Bauer Drive, Oakland, New Jersey 07436, and its telephone number is (201) 337-9000.

(b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to its employees and directors (and specified permitted transferees), for compensatory purposes, to purchase for cash (without interest thereon), from eligible participants, outstanding options ("Options") to purchase shares of Company common stock, $0.10 stated value per share ("Common Stock"), issued pursuant to any of the Russ Berrie and Company, Inc. (i) 1994 Stock Option and Restricted Stock Plan, (ii) 1994 Stock Option Plan, (iii) 1994 Stock Option Plan for Outside Directors, (iv) 1999 Stock Option and Restricted Stock Plan, (v) 1999 Stock Option Plan, (vi) 1999 Stock Option Plan for Outside Directors and
(vii) 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the "2004 Plan") (collectively, the "Plans"). The purchase price is subject to reduction only for any withholding taxes required to be withheld, upon the terms and subject to the conditions described in the Offer to Purchase Specified Options attached hereto as Exhibit (a)(1)(i) and the related Letter of Transmittal attached hereto as Exhibit (a)(1)(iii) (we refer to the Letter of Transmittal and the Offer to Purchase Specified Options, as each may be amended from time to time, collectively as the offer). The Plans are considered employee benefit plans as defined in Rule 405 under the Securities Act of 1933.

The information set forth in the Offer to Purchase Specified Options under
Section 1 (Eligible Options; Option Purchase Price; Expiration Date), Section 5 (Acceptance for Purchase of Options and Payment of Cash Amount) and Section 8 (Source and Amount of Funds) is incorporated herein by reference.

(c) The information set forth in the Offer to Purchase Specified Options under
Section 7 (Price Range of Common Stock) is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON

(a) The filing person is the subject company in the offer. The information set forth under Item 2(a) above and set forth in the Offer to Purchase Specified Options under Section 10 (Interests of Directors and Officers; Transactions and Arrangements About the Options) and Schedule II thereto is incorporated herein by reference. The names and addresses of other control persons can be found in the Security Ownership of Certain Beneficial Owners table of the Proxy Statement for the annual meeting of shareholders on May 5, 2004, filed with the SEC on April 12, 2004, which is incorporated herein by reference.

(b) Not applicable.

                                       1
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(c) Not applicable.

(d) Not applicable.

ITEM 4. TERMS OF THE TRANSACTION

(a) The information set forth in the Offer to Purchase Specified Options under Summary Term Sheet, Section 1 (Eligible Options; Option Purchase Price; Expiration Date), Section 3 (Procedures), Section 4 (Withdrawal Rights), Section 5 (Acceptance for Purchase of Options and Payment of Cash Amount), Section 6 (Conditions of the Offer), Section 8 (Source and Amount of Funds), Section 11 (Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer), Section 12 (Legal Matters; Regulatory Approvals), Section 13 (Material U.S. Federal Income/Withholding Tax Consequences); Section 14 (Extension of Offer; Termination; Amendment); and Section 16 (Additional Information) of the Offer to Purchase Specified Options is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase Specified Options under
Section 10 (Interests of Directors and Officers; Transactions and Arrangements About the Options) is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND ARRANGEMENTS

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Not applicable.

(e) The information set forth in the Offer to Purchase Specified Options under
Section 10 (Interests of Directors and Officers; Transactions and Arrangements About the Options) is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

(a) The offer is being conducted for compensatory purposes as described in the Offer to Purchase Specified Options. The information set forth in the Offer to Purchase Specified Options under Section 2 (Purpose of the Offer) is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase Specified Options under
Section 5 (Acceptance for Purchase of Options and Payment of Cash Amount) and
Section 11 (Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer) is incorporated herein by reference.

(c) The information set forth in the Offer to Purchase Specified Options under
Section 2 (Purpose of the Offer) is incorporated herein by reference.

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ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

(a) The information set forth in the Offer to Purchase Specified Options under
Section 8 (Source and Amount of Funds) is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase Specified Options under
Section 6 (Conditions of the Offer) is incorporated herein by reference.

(c) Not applicable.

(d) Not applicable.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY

(a) The information set forth in the Offer to Purchase Specified Options under
Section 10 (Interests of Directors and Officers; Transactions and Arrangements About the Options) and Schedule II thereto is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase Specified Options under
Section 10 (Interests of Directors and Officers; Transactions and Arrangements About the Options) is incorporated herein by reference.

ITEM 9. PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED

(a) Not applicable.

(b) Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

ITEM 11. ADDITIONAL INFORMATION

(a) The information set forth in the Offer to Purchase Specified Options under
Section 10 (Interests of Directors and Officers; Transactions and Arrangements About the Options) and Section 12 (Legal Matters; Regulatory Approvals) are incorporated herein by reference.

(b) Not applicable.

ITEM 12. EXHIBITS

(a)(1)(i)         Offer to Purchase Specified Options, dated May 28, 2004.

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(a)(1)(ii)        Form of Cover Letter to Eligible Participants regarding the
                  Offer to Purchase Specified Options and Summary of Procedures.

(a)(1)(iii)       Letter of Transmittal.

(a)(1)(iv)        Form of Letter/E-mail Confirming Receipt of Letter of
                  Transmittal.

(a)(1)(v) Notice of Election to Withdraw Options From Offer to Purchase Specified Options.

(a)(1)(vi)        Form of Letter/E-mail to Rejected Tendering Option Holders.

(a)(1)(vii)       Form of Acceptance.

(a)(1)(viii)      Form of E-mail Communication Disseminating Offer
                  Documentation.

(a)(1)(ix)        Form of Schedule of Individual Outstanding Options.

(a)(2)            Not applicable.

(a)(3)            Not applicable.

(a)(4)            Not applicable.

(a)(5)            Not applicable.

(b)               Not applicable.

(d)(1) Russ Berrie and Company, Inc. 1994 Stock Option Plan for Outside Directors, incorporated by reference to Exhibit A of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 25, 1993, as amended on March 26, 1993.

(d)(2) Russ Berrie and Company, Inc. 1994 Stock Option and Restricted Stock Plan, incorporated by reference to Exhibit B of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 25, 1993, as amended on March 26, 1993.

(d)(3) Russ Berrie and Company, Inc. 1994 Stock Option Plan, incorporated by reference to Exhibit C of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 25, 1993, as amended on March 26, 1993.

(d)(4) Russ Berrie and Company, Inc. 1999 Stock Option Plan for Outside Directors, incorporated by reference to Exhibit A of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 23, 1998.

(d)(5) Russ Berrie and Company, Inc. 1999 Stock Option and Restricted Stock Plan, incorporated by reference to Exhibit B of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 23, 1998.

(d)(6) Russ Berrie and Company, Inc. 1999 Stock Option Plan, incorporated by reference to Exhibit C of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 23, 1998.

(d)(7) Russ Berrie and Company, Inc. Change in Control Severance Plan, incorporated by reference to Exhibit 10.68 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

(d)(8) Russ Berrie and Company, Inc. 2004 Stock Option Plan, Restricted and Non-Restricted Stock Plan, incorporated by reference to Appendix A of the Company's definitive Proxy Statement filed with the SEC on April 4, 2003.

                                       4
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(g)               Not applicable.

(h)               Not applicable.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

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                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: May 28, 2004                      RUSS BERRIE AND COMPANY, INC.

                                                  By: /s/Angelica Berrie
                                                      --------------------------
                                                  NAME:  ANGELICA BERRIE
                                                  TITLE: CHIEF EXECUTIVE OFFICER

                                       6
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                                  EXHIBIT INDEX

(a)(1)(i)         Offer to Purchase Specified Options, dated May 28, 2004.

(a)(1)(ii) Form of Cover Letter to Eligible Participants regarding the Offer to Purchase Specified Options and Summary of Procedures.

(a)(1)(iii)       Letter of Transmittal.

(a)(1)(iv) Form of Letter/E-mail Communication Confirming Receipt of Letter of Transmittal.

(a)(1)(v) Notice of Election to Withdraw Options From Offer to Purchase Specified Options.

(a)(1)(vi)        Form of Letter/E-mail to Rejected Tendering Option Holders.

(a)(1)(vii)       Form of Acceptance

(a)(1)(viii)      Form of E-mail Communication Disseminating Offer
                  Documentation.

(a)(1)(ix)        Form of Schedule of Individual Outstanding Options.

(a)(2)            Not applicable.

(a)(3)            Not applicable.

(a)(4)            Not applicable.

(a)(5)            Not applicable.

(b)               Not applicable.

(d)(1) Russ Berrie and Company, Inc. 1994 Stock Option Plan for Outside Directors, incorporated by reference to Exhibit A of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 25, 1993, as amended on March 26, 1993.

(d)(2) Russ Berrie and Company, Inc. 1994 Stock Option and Restricted Stock Plan, incorporated by reference to Exhibit B of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 25, 1993, as amended on March 26, 1993.

(d)(3) Russ Berrie and Company, Inc. 1994 Stock Option Plan, incorporated by reference to Exhibit C of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 25, 1993, as amended on March 26, 1993.

(d)(4) Russ Berrie and Company, Inc. 1999 Stock Option Plan for Outside Directors, incorporated by reference to Exhibit A of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 23, 1998.

(d)(5) Russ Berrie and Company, Inc. 1999 Stock Option and Restricted Stock Plan, incorporated by reference to Exhibit B of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 23, 1998.

(d)(6) Russ Berrie and Company, Inc. 1999 Stock Option Plan, incorporated by reference to Exhibit C of the Company's definitive Proxy Statement filed with the SEC (file number 001-08681) on March 23, 1998.

(d)(7) Russ Berrie and Company, Inc. Change in Control Severance Plan, incorporated by reference to Exhibit 10.68 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

(d)(8) Russ Berrie and Company, Inc. 2004 Stock Option Plan, Restricted and Non-Restricted Stock Plan, incorporated by reference to Appendix A of the Company's definitive Proxy Statement filed with the SEC on April 4, 2003.

(g)               Not applicable.

(h)               Not applicable.